    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2000

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              NEOTHERAPEUTICS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   ----------

         DELAWARE                                                 93-079187
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                                   ----------

                              157 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 788-6700

     (Address, Including Zip Code and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   ----------

                             ALVIN J. GLASKY, PH.D.
                             CHIEF EXECUTIVE OFFICER
                              157 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 788-6700
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   ----------

                                   Copies to:

                                   ----------

                              Alan W. Pettis, Esq.
                                Latham & Watkins
                     650 Town Center Drive, Twentieth Floor
                          Costa Mesa, California 92626
                                 (714) 540-1235

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                           AMOUNT TO            PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT OF
       TITLE OF SECURITIES                     BE              OFFERING PRICE PER             AGGREGATE            REGISTRATION
         TO BE REGISTERED                REGISTERED(1)                SHARE                OFFERING PRICE               FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of closing warrants                 80,000 shares            $10.47(2)                $837,600.00              $221.13
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
conversion of preferred stock
and/or convertible debentures             1,905,488                    $6.56(3)             $12,500,001.28            $3,300.00
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share                             968,524                    $5.91(4)              $5,723,976.84            $1,511.13
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of closing warrants                193,706                   $10.13(5)              $1,962,241.78              $518.03
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of adjustable warrants           1,156,940                   $0.001(6)                  $1,156.94                $0.31
---------------------------------------------------------------------------------------------------------------------------------
Total                                     4,304,658                                         $21,383,330.72            $5,550.60
=================================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The exercise price of the closing warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

(3) The conversion price of the preferred stock and convertible debentures, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

(4) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Registrant's common stock on the Nasdaq National Market on December 5, 2000.

(5) The exercise price of the closing warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

(6) The exercise price of the adjustable warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 6, 2000

                                   PROSPECTUS

                            UP TO 4,304,658 SHARES OF

                              NEOTHERAPEUTICS, INC.

                                  COMMON STOCK

         Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On December 5, 2000, the closing price of our common stock was $6.00.

         This prospectus relates to the sale of up to 4,304,658 shares of our common stock by Montrose Investments Ltd. and Strong River Investments, Ltd. We will not receive any of the proceeds from the sale of these shares.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1

                             ----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                 The date of this prospectus is             2000

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ABOUT NEOTHERAPEUTICS.....................................................   1

RISK FACTORS..............................................................   1

FORWARD-LOOKING STATEMENTS................................................   7

ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS......................   7

USE OF PROCEEDS...........................................................   9

SELLING STOCKHOLDERS......................................................   9

PLAN OF DISTRIBUTION......................................................  10

VALIDITY OF COMMON STOCK..................................................  12

EXPERTS...................................................................  12

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..........................  12

WHERE YOU CAN FIND MORE INFORMATION.......................................  12

                              ABOUT NEOTHERAPEUTICS

         NeoTherapeutics, Inc. is a development stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological and psychiatric diseases and conditions, such as memory deficits associated with Alzheimer's disease and aging, stroke, spinal cord injuries, Parkinson's disease, migraine, depression and obesity. Our lead product candidate, Neotrofin(TM) (AIT-082, leteprinim potassium), and other compounds under development, are based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier to rapidly act upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that Neotrofin(TM) appears to selectively increase the production of certain neurotrophic factors, a type of large protein, in selected areas of the brain and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. Our technology has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and differentiation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects. NeoGene Technologies, Inc., a subsidiary of NeoTherapeutics, Inc., is engaged in functional genemics research. On November 16, 2000, we formed another subsidiary, NeoOncoRx, Inc., for the purpose of in-licensing anti-cancer compounds which are in the clinical trial stages of development.

         We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus.

                                  RISK FACTORS

         Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

OUR LOSSES WILL CONTINUE TO INCREASE AS WE EXPAND OUR DEVELOPMENT EFFORTS, AND OUR EFFORTS MAY NEVER RESULT IN PROFITABILITY.

         Our cumulative losses during the period from our inception in 1987 through September 30, 2000 were approximately $84.7 million, almost all of which consisted of research and development and general and administrative expenses. We lost approximately $6.2 million in 1997, $11.6 million in 1998, $26.0 million in 1999 and approximately $34.9 million for the nine months ended September 30, 2000. We expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. We currently do not sell any products and we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years.

OUR POTENTIAL DRUG PRODUCTS ARE IN AN EARLY STAGE OF CLINICAL AND PRECLINICAL DEVELOPMENT AND MAY NOT PROVE SAFE OR EFFECTIVE ENOUGH TO OBTAIN REGULATORY APPROVAL TO SELL ANY OF THEM.

         We currently are testing our first potential drug product in human clinical trials. Our other proposed products are in preclinical development. We cannot be certain that any of our potential or proposed products will prove to be safe or effective in treating disorders of the central nervous system or any other diseases. All of our potential drugs will require additional research and development, testing and regulatory clearances before we can sell them. We cannot be certain that we will receive regulatory approval to sell any of our potential drugs. We do not expect to have any products commercially available for at least two years.

IF WE ARE UNABLE TO OBTAIN SUBSTANTIAL ADDITIONAL FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO DELAY OR ELIMINATE ONE OR MORE OF OUR DEVELOPMENT PROGRAMS.

         We currently are spending cash at a rate in excess of $4.0 million per month, and we expect this rate of spending to continue through December 31, 2000. Starting in January 2001, we expect our rate of spending to be $2.2 million per month, and we expect this rate of spending to continue for at least the following 11 months. We believe that our existing cash and capital resources, including the equity and debt financings obtained of approximately $8 million in February 2000, $10 million in April 2000, $7 million in May, 2000 and $8 million in October, 2000, together with approximately $5 million of equity financing obtained by our subsidiary NeoGene Technologies, Inc., in September 2000, will satisfy our current funding requirements for at least the next twelve months.

         We expect that we will need substantial additional funds to complete development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the Food and Drug Administration for approval for commercial sale. Our capital requirements will depend on many factors, including:

         o  continued scientific progress in research and development;

         o  the progress of preclinical and clinical testing;

         o the cost involved in filing, prosecuting and enforcing patent claims;

         o  the effect of competing technological developments;

         o  the cost of manufacturing scale-up;

         o  the cost of commercialization activities;

         o  the time and cost involved in obtaining regulatory approvals; and

         o our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

         We expect to seek additional funding through public or private financings or collaborative or other arrangements with third parties. We may not obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we will have to delay or eliminate one or more of our development programs.

COMPETITION FOR PATIENTS IN CONDUCTING CLINICAL TRIALS AND EXTENSIVE REGULATIONS GOVERNING THE CONDUCT OF CLINICAL TRIALS MAY PREVENT OR DELAY APPROVAL OF A DRUG CANDIDATE AND STRAIN OUR LIMITED FINANCIAL RESOURCES.

         Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials. This competition may increase costs of our clinical trials and delay the introduction of our potential products.

ANY FAILURE TO COMPLY WITH EXTENSIVE GOVERNMENTAL REGULATION COULD PREVENT PRODUCT APPROVAL OR CAUSE GOVERNMENTAL AUTHORITIES TO DISALLOW OUR PRODUCTS AFTER APPROVAL AND SUBJECT US TO CRIMINAL OR CIVIL LIABILITIES.

         The U.S. Food and Drug Administration, or FDA, and comparable agencies in foreign countries impose many requirements on the introduction of new drugs through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when Neotrofin(TM) or any other potential product will be available commercially, if at all.

         Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. Even if we successfully enroll patients in our clinical trials, patients may not respond to our potential drug products. We think it is prudent to expect setbacks. Failure to comply with the regulations applicable to such testing may delay, suspend or cancel our clinical trials, or the FDA might not accept the test results. The FDA or other regulatory agency may suspend clinical trials at any time if it concludes that the trials expose subjects participating in such trials to unacceptable health risks. Further, human clinical testing may not show any current or future product candidate to be safe and effective or the data derived therefrom may be unsuitable for submission to the FDA or other regulatory agency.

         We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain such approvals, our business may be damaged. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

         o  product recalls or seizures;

         o  injunctions;

         o  civil penalties;

         o  criminal prosecution;

         o refusals to approve new products and withdrawal of existing approvals; and

         o  enhanced exposure to product liabilities.

THE LOSS OF KEY RESEARCHERS OR MANAGERS COULD HINDER OUR DRUG DEVELOPMENT PROCESS SIGNIFICANTLY AND MIGHT CAUSE OUR BUSINESS TO FAIL.

         Our success depends upon the contributions of our key management and scientific personnel, especially Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer. Our loss of the services of Dr. Glasky or any other key personnel could delay or preclude us from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky in the face amount of $2 million, the loss of Dr. Glasky's services would damage our research and development efforts substantially.

         We also will need substantial additional expertise in finance and marketing and other areas in order to achieve our business objectives. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could damage our business.

IF WE CANNOT PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE VALUE OF OUR RESEARCH COULD DECLINE AS OUR COMPETITORS APPROPRIATE PORTIONS OF OUR RESEARCH.

         We actively pursue patent protection for our proprietary products and technologies. We hold four U.S. patents and currently have thirteen U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may have to file suit to protect our patents or to defend our use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights.

         We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. While we enter into proprietary information agreements with our employees and consultants, these agreements may not successfully protect our trade secrets or other proprietary information.

WE ARE A SMALL COMPANY RELATIVE TO OUR PRINCIPAL COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS.

         Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease and certain of the other applications we are pursuing. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. As a result, our competitors may develop additional drugs that are more effective or less costly than any drug which we may develop.

OUR MANAGEMENT HAS LIMITED MANUFACTURING AND MARKETING EXPERIENCE AND MAY BE UNABLE TO MANAGE OUR GROWTH OR MANUFACTURE AND MARKET OUR PRODUCTS SUCCESSFULLY.

         To date, we have engaged exclusively in the development of pharmaceutical technology and products. Our management has substantial experience in pharmaceutical company operations, but has limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. Our management has only limited experience in negotiating, establishing and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process.

         If we receive FDA approval of any of our potential products, we may decide to establish a commercial-scale manufacturing facility for our products. The establishment of such a facility will require substantial additional funds and personnel, and we will need to comply with extensive regulations applicable to such a facility. These requirements and the associated growth would strain our existing management and operations. Our ability to manage such growth depends upon the ability of our officers and key employees to:

         o  broaden our management team;

         o  develop additional expertise among existing management personnel;

         o  attract, hire and retain skilled employees; and

         o implement and improve our operational, management information and financial control systems.

FAILURE TO OBTAIN ADEQUATE REIMBURSEMENT FROM GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH INSURERS AND OTHER ORGANIZATIONS COULD MATERIALLY ADVERSELY AFFECT OUR FUTURE BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Our ability to market and sell our products will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third party payers are increasingly challenging the price of medical products and services.

         Significant uncertainty exists as to the reimbursement statements of newly approved health care products. We cannot be certain that any products approved for marketing will be considered cost effective or that reimbursement will be available or that allowed reimbursement will be adequate. In addition, payers' reimbursement policies could adversely affect our ability to sell our products on a profitable basis.

HOLDERS OF OUR CONVERTIBLE PREFERRED STOCK AND WARRANTS COULD ENGAGE IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OR EXERCISE OF THE SECURITIES AND DECREASE THE EXERCISE PRICE OF THE WARRANTS. IF THIS OCCURS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

         The holders of shares of preferred stock issued by our subsidiary, NeoGene Technologies, Inc., have rights to exchange those shares for shares of our convertible preferred stock or convertible debentures. If those exchange rights are exercised, the number of shares of common stock issuable upon conversion of the convertible preferred stock or debentures will vary with the market price of our common stock. The shares or debentures will be convertible at a conversion price equal to 101% of the average of the lowest ten closing bid prices of our common stock in the previous 30 trading days. Consequently, the number of shares of common stock issuable upon conversion of the convertible preferred stock or debentures will vary with the market price of our stock. A greater number of shares of common stock are issuable the lower the price of our common stock. Increased sales volume of our common stock could put downward pressure on the market price of the shares. This fact could encourage holders of the securities to sell short our common stock prior to conversion of the securities, thereby potentially causing the market price to decline and a greater number of shares to be issued. The holders of the securities could then convert their securities and use the shares of common stock received upon conversion to cover their short positions. The holders of the securities could thereby profit by the decline in the market price of the common stock caused by their short selling.

         Similarly, the exercise price of our Class B Warrants if we deliver a redemption notice is equal to the lesser of $33.75 per share (subject to adjustment for stock splits, reverse splits and combinations) and 97% of the closing bid price of our common stock on the trading day after the redemption notice is delivered. This fact could give the holders of our Class B Warrants incentive to sell short our common stock after receipt of a redemption notice, which could cause the market price to decline. The holders of the Class B Warrants could then exercise their Class B Warrants and use the shares of common stock received upon exercise to cover their short positions and thereby profit by the decline in the market price of the common stock caused by their short selling. The holders of our Adjustable Warrants could also engage in short selling because the number of shares of common stock issuable at each vesting date, if any, will be determined by a formula based on the ten lowest closing bid prices of our common stock during the 30 consecutive trading days prior to each vesting date. A greater number of shares of common stock are issuable the lower the price of our common stock. This may affect the market price of our stock as well.

         Additionally, it is important to note that a significant amount of the NeoGene preferred stock and warrants are owned by two investors. This fact gives these investors greater influence over the market price of our stock.

THE TRADING PRICE OF OUR COMMON STOCK AND THE TERMS OF OUR CONVERTIBLE PREFERRED STOCK, CONVERTIBLE DEBENTURES AND WARRANTS MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ NATIONAL MARKET OR WE COULD BE DELISTED AND THE LIQUIDITY OF OUR COMMON STOCK WOULD DECLINE.

         Our common stock is listed on the Nasdaq National Market. To remain listed on this market, we must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. If the price of our common stock falls below $1.00 per share for an extended period, or if we fail to meet other Nasdaq standards or violate Nasdaq rules, our common stock could be delisted from the Nasdaq National Market.

         Nasdaq has established certain rules regarding the issuance of "future priced securities." These rules may apply to our convertible preferred stock, convertible debentures and Adjustable Warrants because the number of shares of our common stock issuable upon conversion or exercise of the securities is based on a future price of our common stock. In addition, the exercise price of our Class B Warrants is based in part upon a future price of our common stock, and may be less than the greater of book value or market value. Nasdaq's concerns regarding these securities include the following:

         Stockholders must approve significant issuances of listed securities at a discount to market or book value. Nasdaq rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. We did not obtain stockholder consent prior to issuing the convertible preferred stock, convertible debentures or the Adjustable Warrants.

         Public interest concerns. Nasdaq may terminate the listing of a security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.

         Furthermore, certain requirements for continued listing, such as the $1.00 minimum bid price requirement, are outside of our control. Accordingly, there is a risk that Nasdaq may delist our common stock.

         If our common stock is delisted, we likely would seek to list our common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. However, listing or quotation on such market or exchange could reduce the market liquidity for our common stock. If our common stock were not listed or quoted on another market or exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. In addition, delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our securities to so-called "penny stock" rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling their securities in the secondary market. In either case, the market liquidity of our common stock would decline.

THERE ARE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET. THE SALE OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

         There were 13,307,227 shares of our common outstanding as of November 29, 2000. In addition, security holders held options and warrants as of November 29, 2000 which, if exercised, would obligate us to issue up to an additional 11,313,412 shares of common stock. A substantial number of those shares, when we issue them upon exercise, will be available for immediate resale in the public market. In addition, we have the ability to sell up to approximately $7.5 million of our common stock to a private investor that will be eligible for immediate resale in the public market. Furthermore, with respect to the convertible debenture and warrant financing that closed in April 2000, approximately 3.4 million shares issued upon exercise of Class B Warrants and over 300,000 Class A Warrants will be eligible for immediate resale in the public market. The market price of our common stock could fall as a result of such resales.

ANY FUTURE EQUITY ISSUANCES BY US MAY HAVE DILUTIVE AND OTHER EFFECTS ON OUR EXISTING STOCKHOLDERS.

         If we issue equity securities, such issuances may have a dilutive impact on our other stockholders. Additionally, such issuances would cause our net income per share to decrease in future periods. As a result, the market price of our common stock could drop. In addition, if we issue common stock under our Equity Line Agreement, it will be issued at a discount to its then-prevailing market price. These discounted sales could cause the market price of our common stock to drop.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS, AND MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE.

         Although we currently carry product liability insurance, it is possible that the amounts of such coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to obtain or maintain additional insurance on acceptable terms for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business and results of operations.

THE USE OF HAZARDOUS MATERIALS IN OUR RESEARCH AND DEVELOPMENT EFFORTS IMPOSES CERTAIN COMPLIANCE COSTS ON US AND MAY SUBJECT US TO LIABILITY FOR CLAIMS ARISING FROM THE USE OR MISUSE OF THESE MATERIALS.

         Our research and development efforts involve the use of hazardous materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there was an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

THE MARKET PRICE AND VOLUME OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY AND COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL INVESTORS.

         The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In addition, the market price of our common stock is highly volatile. Factors that may cause the market price of our common stock to drop include fluctuations in our results of operations, timing and announcements of our technological innovations or new products or those of our competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by us or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding our common stock, the pharmaceutical industry generally and general market conditions. In addition, the market price of our common stock may drop if our results of operations fail to meet the expectations of stock market analysts and investors.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR COMMON STOCK. THEIR OWNERSHIP COULD ALLOW THEM TO EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS AND TO IMPLEMENT CORPORATE ACTS THAT ARE NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A GROUP.

         Our directors and executive officers beneficially own approximately 13.8% of our outstanding common stock as of November 29, 2000. In addition, Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders. Therefore, our directors and executive officers, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership and voting control may discourage or prevent someone from acquiring our business.

EFFECT OF CERTAIN CHARTER AND BYLAWS PROVISIONS.

         Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

              ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS

         On September 21, 2000, we entered into a securities purchase agreement with our subsidiary NeoGene Technologies, Inc. and Montrose Investments Ltd. and Strong River Investments, Inc., for the issuance and sale of preferred stock and warrants for aggregate consideration of $5,000,000. Under the securities purchase agreement, NeoGene issued and sold to the investors a total of 111,110 shares of its Series A Convertible Preferred Stock, no par value per share, at a purchase price of $45 per share, and issued five-year warrants to purchase a total of 22,676 shares of NeoGene common stock, no par value per share, at an exercise price of $45 per share. The Series A Preferred Stock is convertible into shares of NeoGene common stock on a one-to-one basis, subject to antidilution adjustments, and automatically converts upon the earlier to occur of September 21, 2005 or the closing of a public offering of NeoGene common stock which results in aggregate gross cash proceeds to NeoGene of at least $25,000,000, based on a valuation of NeoGene of at least $80,000,000.

         In addition, we issued to the purchasers five-year warrants to purchase an aggregate of 80,000 shares of our common stock, par value $.001 per share, at an exercise price of $10.47 per share. We also granted two exchange rights to the holders of Series A Preferred which will allow such holders to exchange their shares of Series A Preferred for shares of our preferred stock or debentures.

         The first exchange right grants each purchaser the right, at its option, at any time after January 21, 2001, to exchange all or a portion of the shares of Series A Preferred Stock then held by the Purchaser for a number of shares of our to be designated convertible preferred stock, $.001 par value per share, equal to the aggregate liquidation preference of the Series A preferred shares surrendered for exchange plus any accrued but unpaid dividends divided by the stated value per share of the NeoTherapeutics preferred stock. The NeoTherapeutics preferred stock will be convertible into shares of our common stock at a conversion price equal to 101% of the average of the lowest ten closing bid prices of our common stock, as reported by Nasdaq, during the 30 trading days immediately preceding the conversion.

         If at the time the purchaser delivers a written notice of its intent to exercise the first exchange right, or at any time after the purchaser has exchanged shares of Series A Preferred Stock for shares of NeoTherapeutics preferred stock, we do not beneficially own cash, cash equivalents and marketable securities having an aggregate fair market value of at least $5,000,000, the purchaser shall have the right to exchange the Series A preferred shares offered for exchange, or any shares of NeoTherapeutics preferred stock then owned by the purchaser, for our 5% Subordinated Convertible Debentures due September 21, 2005, having an aggregate principal amount equal to the aggregate liquidation preference of the Series A preferred shares, or the stated value of the shares of NeoTherapeutics preferred stock, surrendered for exchange, plus any accrued but unpaid dividends. These debentures will be convertible into shares of our common stock on the same terms as the corresponding NeoTherapeutics preferred stock.

         The second exchange right grants each purchaser the following right: if at any time the closing price of our common stock as reported by Nasdaq is below $5.00 for five consecutive trading days, each purchaser shall have the right, at its option, at any time after that condition is met, to exchange all or a portion of the Series A preferred shares then held by the purchaser for a number of shares of our to be designated convertible preferred stock, $.001 par value per share, equal to the aggregate liquidation preference of the Series A preferred shares surrendered for exchange plus any accrued but unpaid dividends, divided by the stated value per share of the NeoTherapeutics preferred stock to be issued. The NeoTherapeutics preferred stock issued upon exercise of the second exchange right will be convertible into shares of our common stock at a conversion price equal to the lesser of 120% of the closing bid price of our common stock on the first date that any shares of NeoTherapeutics preferred stock are issued upon exercise of the second exchange right, as reported by Nasdaq and 101% of the average of the lowest ten closing bid prices of our common stock, as reported by Nasdaq, during the 30 trading days immediately preceding the conversion, except that the conversion price of the NeoTherapeutics preferred stock issued upon exercise of the second exchange right will be fixed at the initial conversion price for 90 days after the first issuance of the NeoTherapeutics preferred stock.

         If at the time the purchaser delivers a written notice of its intent to exercise the second exchange right, or at any time after the purchaser has exercised the second exchange right for shares of NeoTherapeutics preferred stock, we do not beneficially own cash, cash equivalents and marketable securities having an aggregate fair market value of at least $5,000,000, the purchaser shall have the right to exchange the Series A preferred shares offered for exchange, or shares of NeoTherapeutics preferred stock then owned by the purchaser, for our 5% Subordinated Convertible Debentures due September 21, 2005, having an aggregate principal amount equal to the aggregate liquidation preference of the Series A preferred shares, or the stated value of the shares of NeoTherapeutics preferred stock, surrendered for exchange, plus any accrued but unpaid dividends. These debentures will be convertible into shares of our common stock on the same terms as the NeoTherapeutics preferred stock issued upon exercise of the second exchange right; provided, that the initial conversion price for any debentures issued in exchange for shares of NeoTherapeutics preferred stock will be determined as if the debentures had been issued on the date that the shares of NeoTherapeutics preferred stock were issued.

         In a separate transaction, on September 29, 2000, we entered into a securities purchase agreement with the same purchasers for the issuance and sale of common stock and warrants for aggregate consideration of $8,000,000. Pursuant to the securities purchase agreement, we issued and sold to the investors a total of 968,524 shares of our common stock at a purchase price of $8.26 per share, and issued five-year warrants to purchase a total of 193,706 shares of common stock at an exercise price of $10.13 per share. In addition, we issued Adjustable Warrants to purchase, at an exercise price of $0.001 per share, a number of shares of common stock to be determined at two vesting dates. The first vesting date is the 30th trading day following the effective date of the registration statement of which this prospectus is a part, and the second vesting date being the 30th trading day following the first vesting date.

         The number of shares of common stock issuable at each vesting date under the Adjustable Warrants, if any, will be determined by a formula based on the ten lowest closing bid prices of our common stock during the 30 consecutive trading days prior to each vesting date. A greater number of shares of common stock are issuable the lower the price of our common stock. However, if the average of the ten consecutive closing bid prices of our common stock exceeds $8.92 per share at each vesting date, then no shares are issuable pursuant to the Adjustable Warrants for that vesting date. In addition, if at any time both the average of ten consecutive closing bid prices of our common stock exceeds $12.39 and at least five prices included in the average exceed $12.39, then no shares will vest pursuant to the Adjustable Warrants for any subsequent vesting date. The investors agreed not to convert any of our convertible securities during each adjustment period.

         Pursuant to registration rights agreements we entered into with Montrose Investments Ltd. and Strong River Investments, Inc., we have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreements and that they acquire upon any exercise of the closing warrants or adjustable warrants, or upon conversion of our convertible preferred stock or debentures, assuming that they exercise one or both of the exchange rights. The number of shares that we have registered is based upon the actual number of shares sold to the selling stockholders pursuant to the agreements, the maximum number of shares issuable upon any exercise of the closing warrants, and an estimate of the number of shares issuable upon conversion or exercise of the preferred stock, convertible debentures and adjustable warrants.

         Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

         The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of November 29, 2000. Each holder of the convertible debentures, convertible preferred stock, closing warrants and adjustable warrants is prohibited from using them to acquire shares of our common stock to the extent that such acquisition would result in the holder, together with any affiliate of the holder to have beneficial ownership levels of 4.999%, 9.999% or 19.999% of our common stock following such acquisition. These restrictions may be waived by each holder on not less than 61 days' notice to us. Montrose Investments, Ltd., waived the 4.999% limit on November 9, 2000.

         Since the number of shares of our common stock that will be issuable upon conversion of the convertible debentures or convertible preferred stock, or that vest under the adjustable warrants, is based upon fluctuations of the market price of our common stock prior to a conversion of these securities the actual number of shares of our common stock that will be issuable and beneficially owned upon conversion or exercise of such securities cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by the holders of the securities. The number of shares of our common stock listed in the table below as being beneficially owned by each selling stockholder includes the shares of our common stock that are issuable to it, subject to the three levels of limitations, upon conversion of the convertible debentures or preferred stock, assuming that the selling stockholders exercise one or both of their exchange rights, and exercise of the closing and adjustable warrants owned by it. However, the three limitations would not prevent a selling stockholder from acquiring and selling in excess of those limiting percentages of shares of our common stock through a series of acquisitions and sales under the convertible debentures, convertible preferred stock, closing warrants or adjustable warrants while never beneficially owning more than the limiting percentages at one time.

         The selling stockholders may sell up to 4,304,658 shares of our common stock pursuant to this prospectus. HBK Management L.L.C. has voting and investment power over the securities beneficially owned by Montrose Investments Ltd. Enright Holding Corp. has voting and investment power over the securities beneficially owned by Strong River Investments, Inc. The selling stockholders have not had any material relationship with us or any of our affiliates or predecessors within the past three years other than as a result of the ownership of common stock or as a result of the negotiation and the execution of any equity investment agreements.

                                                                                             Shares of Common Stock
                                         Number of Shares                                      Beneficially Owned
                                          of Common Stock                Number of Shares   Following the Offering(5)
                                        Beneficially Owned   % of        of Common Stock    -------------------------
Name                                      Before Offering    Class        Offered Hereby      Number       % of Class
----                                    ------------------   ------      ----------------   ----------     ----------

Montrose Investments Ltd.                   1,409,660(1)     9.999%       2,152,329(2)       1,463,461       9.999%
Strong River Investments, Inc.              1,421,358(3)     9.999%       2,152,329(4)       1,475,159       9.999%

----------
 *   Less than 1%.

(1) Includes 618,876 shares held by Montrose Investments Ltd. as of November 29, 2000 and 790,784 shares issuable upon exercise or conversion of warrants and convertible preferred stock exercisable or convertible within 60 days of November 29, 2000.

(2) Includes 484,262 shares held by Montrose Investments Ltd. as of November 29, 2000, 136,853 shares issuable upon exercise of closing warrants, 578,470 shares issuable upon exercise of Adjustable Warrants and 952,744 shares issuable upon conversion of convertible preferred stock or debentures.

(3) Includes 513,575 shares held by Strong River Investments, Inc. as of November 29, 2000 and 907,783 shares issuable upon exercise or conversion of warrants and convertible preferred stock exercisable or convertible within 60 days of November 29, 2000.

(4) Includes 484,262 shares held by Strong River Investments, Inc. as of November 29, 2000, 136,853 shares issuable upon exercise of closing warrants, 578,470 shares issuable upon exercise of Adjustable Warrants and 952,744 shares issuable upon conversion of convertible preferred stock or debentures.

(5) Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -  privately negotiated transactions;

         -  short sales;

         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         -  a combination of any such methods of sale; and

         -  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We have agreed to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

         - the name of each such selling stockholder and of the participating broker-dealer(s);

         -  the number of shares involved;

         -  the price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         -  other facts material to the transaction.

         In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of our common stock.

         We have advised the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of our shares offered by this prospectus.

                            VALIDITY OF COMMON STOCK

         Latham & Watkins, Costa Mesa, California, will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.

       LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON\
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

         - Our annual report on Form 10-K for the fiscal year ended December 31, 1999;

         - Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

         - Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

         - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

         - Our current reports on Form 8-K filed April 3, 2000, April 21, 2000, May 25, 2000 and November 13, 2000;

         - Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2000 Annual Meeting of Stockholders; and

         - The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

         You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

         This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_____). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

================================================================================






                        4,304,658 SHARES OF COMMON STOCK

                              NEOTHERAPEUTICS, INC.

                                   PROSPECTUS

                                            2000






================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following sets forth the estimated costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

                  Registration Fee                            $ 5,550.60
                  Accounting Fees and Expenses                $ 5,000.00
                  Legal Fees and Expenses                     $25,000.00
                  Miscellaneous                               $ 5,000.00
                                                              ----------
                  Total                                       $40,550.60
                                                              ==========

Item 15. Indemnification of Directors and Officers.

         The bylaws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, bylaws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits.

Exhibits:        Description
--------         -----------
   4.1           Securities Purchase Agreement dated as of September 21, 2000, by and among Registrant, NeoGene Technologies, Inc., Strong
                 River Investments, Inc. and Montrose Investments Ltd. *

   4.2           Certificate of Determination of NeoGene Technologies, Inc. *

   4.3 Registration Rights Agreement dated as of September 21, 2000, by and among NeoGene Technologies, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.4 Registration Rights Agreement dated as of September 21, 2000, by and among Registrant, Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.5 Warrant issued by NeoGene Technologies, Inc., to Montrose Investments Ltd., dated as of September 21, 2000. *

   4.6 Warrant issued by NeoGene Technologies, Inc., to Strong River Investments, Inc., dated as of September 21, 2000. *

   4.7 Warrant issued by Registrant, to Montrose Investments Ltd., dated as of September 21, 2000. *

   4.8 Warrant issued by Registrant, to Strong River Investments, Inc., dated as of September 21, 2000. *

   4.9           Form of Registrant Terms of Preferred. *

   4.10          Form of Registrant 5% Subordinated Convertible Debenture. *

   4.11 Securities Purchase Agreement dated as of September 29, 2000, by and among Registrant, Strong River Investments, Inc. and Montrose Investments Ltd. *

Exhibits:        Description
--------         -----------

   4.12 Registration Rights Agreement dated as of September 29, 2000, by and among Registrant, Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.13 Closing Warrant issued by Registrant, to Montrose Investments, Ltd., dated as of September 29, 2000. *

   4.14 Closing Warrant issued by Registrant, to Strong River Investments, Inc., dated as of September 29, 2000. *

   4.15 Adjustable Warrant issued by Registrant to Montrose Investments, Ltd., dated as of September 29, 2000. *

   4.16 Adjustable Warrant issued by Registrant to Strong River Investments, Inc., dated as of September 29, 2000. *

   5.1           Opinion of Latham & Watkins.

  23.1           Consent of Latham & Watkins (included in Exhibit 5).

  23.2           Consent of Arthur Andersen LLP.

  24.1 Power of Attorney (included on this signature page to this Registration Statement).

------------

* Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on November 13, 2000.

Item 17. Undertakings.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                 (iii) Include any additional or changed information on the plan of distribution.

             (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

             (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 5, 2000.


                                                 NEOTHERAPEUTICS, INC.





                                                 By: /s/ Samuel Gulko
                                                     ---------------------------
                                                         Samuel Gulko
                                                         Chief Financial Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NeoTherapeutics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                Title                                       Date
---------                                -----                                       ----
/s/ Alvin J. Glasky                      Chief Executive Officer, Director           December 5, 2000
-----------------------------------      (principal executive officer)
    Alvin J. Glasky, Ph.D.

/s/ Samuel Gulko                         Chief Financial Officer, Secretary,         December 5, 2000
-----------------------------------      Treasurer and Director (principal
    Samuel Gulko                         financial and accounting officer)

/s/ Mark J. Glasky                       Director                                    December 5, 2000
-----------------------------------
    Mark J. Glasky

/s/ Paul H. Silverman                    Director                                    December 5, 2000
-----------------------------------
    Paul H. Silverman, Ph.D., D.Sc.

/s/ Carol O'Cleiracain                   Director                                    December 5, 2000
-----------------------------------
    Carol O'Cleiracain, Ph.D.

/s/ Eric L. Nelson                       Director                                    December 5, 2000
-----------------------------------
    Eric L. Nelson, Ph.D.

/s/ Joseph Rubinfeld                     Director                                    December 5, 2000
-----------------------------------
    Joseph Rubinfeld, Ph.D.

/s/ Armin Kessler                        Director                                    December 5, 2000
-----------------------------------
    Armin Kessler

/s/ Ann Kessler                          Director                                    December 5, 2000
----------------------------------
    Ann Kessler

                                 EXHIBIT INDEX


Exhibits:        Description
--------         -----------

   4.1 Securities Purchase Agreement dated as of September 21, 2000, by and among Registrant, NeoGene Technologies, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.2           Certificate of Determination of NeoGene Technologies, Inc. *

   4.3 Registration Rights Agreement dated as of September 21, 2000, by and among NeoGene Technologies, Inc., Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.4 Registration Rights Agreement dated as of September 21, 2000, by and among Registrant, Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.5 Warrant issued by NeoGene Technologies, Inc., to Montrose Investments Ltd., dated as of September 21, 2000. *

   4.6 Warrant issued by NeoGene Technologies, Inc., to Strong River Investments, Inc., dated as of September 21, 2000. *

   4.7 Warrant issued by Registrant, to Montrose Investments Ltd., dated as of September 21, 2000. *

   4.8 Warrant issued by Registrant, to Strong River Investments, Inc., dated as of September 21, 2000. *

   4.9           Form of Registrant Terms of Preferred. *

   4.10          Form of Registrant 5% Subordinated Convertible Debenture. *

   4.11 Securities Purchase Agreement dated as of September 29, 2000, by and among Registrant, Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.12 Registration Rights Agreement dated as of September 29, 2000, by and among Registrant, Strong River Investments, Inc. and Montrose Investments Ltd. *

   4.13 Closing Warrant issued by Registrant, to Montrose Investments, Ltd., dated as of September 29, 2000. *

   4.14 Closing Warrant issued by Registrant, to Strong River Investments, Inc., dated as of September 29, 2000. *

   4.15 Adjustable Warrant issued by Registrant to Montrose Investments, Ltd., dated as of September 29, 2000. *

   4.16 Adjustable Warrant issued by Registrant to Strong River Investments, Inc., dated as of September 29, 2000. *

   5.1           Opinion of Latham & Watkins.

  23.1           Consent of Latham & Watkins (included in Exhibit 5).

  23.2           Consent of Arthur Andersen LLP.

  24.1 Power of Attorney (included on this signature page to this Registration Statement).

------------

* Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on November 13, 2000.